Exhibit 10.1

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2015 (this “Agreement”), is entered into by and among Midatech Pharma PLC, a public limited liability company organized under the laws of England and Wales (“Parent”), DARA BioSciences, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Holders (as defined herein) (the “Holder Representative”)  and [●], a [●], as initial Rights Agent (as defined herein).

Preamble

Parent, Midatech Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation (“Secondary Merger Sub”) and the Company have entered into an Agreement and Plan of Merger dated as of June 3, 2015 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” Immediately following the Merger, the Surviving Company will merge with and into Secondary Merger Sub (the “Secondary Merger”), with Secondary Merger Sub surviving as a subsidiary of Parent. The Secondary Merger Sub, as the surviving corporation after the Secondary Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Pursuant to the Merger Agreement, Parent agreed to create and issue to the Company’s stockholders of record immediately prior to the Effective Time contingent value rights as hereinafter described, and to cause Company Warrants that are outstanding at the Effective Time to become exercisable for Parent Depositary Shares and the contingent value rights that would have been issued to the holders thereof had such Company Warrants been exercised immediately prior to the Effective Time.

Pursuant to the Merger Agreement, by approving the Merger Agreement and the transactions contemplated thereby, or by executing and delivering a letter of transmittal, the Company’s stockholders of record immediately prior to the Effective Time have irrevocably authorized and appointed the Holder Representative as the exclusive agent and attorney-in-fact on behalf of each such stockholder with respect to this Agreement and any agreement contemplated hereby, and to take any and all actions and make any decisions required or permitted to be taken pursuant to this Agreement.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I.  DEFINITIONS

Section 1.1            Definitions.

(a)            For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)             the  words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Preamble, Recital, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation;”

(ii)            all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP or IFRS, as applicable;

(iii)           whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders;

(iv)          the captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement;

(v)           any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto; and

(vi)           Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“AIM Rules” shall have the meaning given in the Merger Agreement.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or London, England are permitted (in the case of New York) or required (in the case of London) to be closed.

“Compliance Certificates” means the First CVR Payment Compliance Certificate (as such term is defined in Section 2.4(a)) and the Second CVR Payment Compliance Certificate (as such term is defined in Section 2.5(a)).

“CVRs” means the contingent value rights issued by Parent pursuant to the Merger Agreement and this Agreement.

“CVR Fund” means the segregated cash fund maintained by the Rights Agent for the benefit of holders of CVRs and Potential CVRs consisting of the CVR Payment Amounts, which shall not exceed the amount of $5,700,000.

“CVR Payment Amounts” means the CVR 2016 Payment Amount (as such term is defined in Section 2.4) and the CVR 2017 Payment Amount (as such term is defined in Section 2.5).

“CVR Payment Date” means the date that a CVR Payment Amount or portion thereof is to be distributed to the Holders, which date shall be established pursuant to Section 2.7.

“Fiscal Year 2016” means the financial year of the Parent and its Subsidiaries (including the Surviving Company) ending on 31 December 2016.

“Fiscal Year 2017” means the financial year of the Parent and its Subsidiaries (including the Surviving Company) ending on 31 December 2017.

“Gelclair” means the bioadherent gel currently indicated for the management and relief of pain associated with oral mucositis (a condition characterized by erythema and oral lesions) being a product to which the Company has exclusive license rights in the United States, the contents of which include polyvinlypyrrolidone and sodium hyaluronate, and which product is currently sold under the registered trade mark “GELCLAIR” and which is licensed by the Company pursuant to the Gelclair License.

“Gelclair License” means that certain Distribution and License Agreement dated as of September 7, 2012, by and between the Company and Helsinn Healthcare SA, as amended, restated, supplemented or otherwise modified from time to time.

“Gross Sales” means those aggregate sales of Gelclair and Oravig for the Fiscal Year 2016 or Fiscal Year 2017 by the Second Surviving Corporation, Parent, their respective Affiliates, and any Permitted Sellers, such sales computed by, for each product, multiplying (i) the number of units of such product shipped and recognized in the final audited consolidated financial statements maintained in accordance with revenue recognition standards of GAAP or such other successor standard by (ii) the WAC for such product.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means, at any time, the person then serving as the Stockholder Representative under the Merger Agreement.

“Independent Accountant” means a nationally recognized accounting firm mutually agreed upon by the Holder Representative and Parent, provided that such firm is not at the time of selection serving as the independent auditor of any of the Surviving Corporation, Second Surviving Company, or Parent, each of Holder Representative and Parent hereby agreeing that it will not unreasonably withhold or delay such agreement to a qualified firm.

“Non-Compliance Certificates” means the First CVR Payment Non-Compliance Certificate (as such term is defined in Section 2.4(b)) and the Second CVR Payment Non-Compliance Certificate (as such term is defined in Section 2.4(b)).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Oravig” means the orally dissolving buccal tablet product acquired from Onxeo S.A. and owned by the Company the contents of which include miconazole, which product is currently sold under the registered trade mark “ORAVIG” and which is licensed by the Company pursuant to the Oravig License.

“Oravig License” means that certain Commercialization Agreement, dated as of March 10, 2015, by and between the Company and Onxeo, S.A., as amended, restated, supplemented or otherwise modified from time to time.

“Parent Warrants” means the warrants issued by Parent to the holders of Company Warrants in exchange for such Company Warrants pursuant to the Merger Agreement, and as to which CVRs are issuable upon the exercise thereof.  For purposes of this Agreement, no warrant included in the term Parent Warrants shall be deemed outstanding at such time as it has been exercised, expired, terminated, or otherwise is no longer exercisable to acquire any CVRs.

“Permitted Encumbrances” shall have the meaning given in the Merger Agreement.

“Permitted Transfer” means the transfer of any or all of the CVRs (i) on death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the grantor or other event specified in such trust; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of any CVR held by a nominee, broker or other similar intermediary for the benefit of the beneficial owner of the Common Stock or Company Warrant with respect to which such CVR was issued, by such nominee, broker or other intermediary (including through another nominee, broker or other intermediary) to the beneficial owner thereof; or (vi) to Parent as provided in Section 2.10.

“Permitted Seller” means any authorized agent, licensee or sublicensee of Parent, the Surviving Company, the Company or of any of their Affiliates (but not a distributor of any of Parent, the Surviving Company, the Company, any such Affiliate or any such licensee or sublicensee to the extent such distributor’s sales of Gelclair and Oravig have been recognized by Parent, the Surviving Company, the Company or any of their Affiliates in their final audited consolidated financial statements) having the right to sell Gelclair or Oravig.

“Pro Rata 2016 CVR Payment” means an amount equal to (i) the CVR 2016 Payment Amount (as such term is defined in Section 2.4) other than any such CVR 2016 Payment Amount that has already been paid to the Holders, divided by (ii) the sum of (A) the total number of CVRs held by all Holders as of the applicable CVR Record Date (as such term is defined in Section 2.7(a)) plus (B) the total number of CVRs that are issuable under Parent Warrants that remain outstanding as of the applicable CVR Record Date.

“Pro Rata 2017 CVR Payment” means an amount equal to (i) the CVR 2017 Payment Amount (as such term is defined in Section 2.5) other than any such CVR 2017 Payment Amount that has already been paid to the Holders, divided by (ii) the sum of (A) the total number of CVRs held by all Holders as of the applicable CVR Record Date (as such term is defined in Section 2.7(a)) plus (B) the total number of CVRs that are issuable under Parent Warrants that remain outstanding as of the applicable CVR Record Date.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sales Notice” means the 2016 Sales Notice (as defined in Section 2.4(a)) and the 2017 Sales Notice (as defined in Section 2.5(a)).

“WAC” means Wholesaler Acquisition Cost, which is the approved and published amount at which a product is sold to wholesalers and other customers in the pharmaceutical industry, as reported by the applicable manufacturer to First Databank.

ARTICLE II. CONTINGENT VALUE RIGHTS

Section 2.1            Issuance of CVRs.  The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders will be determined pursuant to the terms of the Merger Agreement. CVRs may also be issued upon the exercise of Parent Warrants, as provided pursuant to the Merger Agreement.

Section 2.2             Nontransferable.  The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of either in whole or in part, other than through a Permitted Transfer.

Section 2.3            No Certificate; Appointment of Rights Agent; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs shall not be evidenced by a certificate or other instrument.

(b)            Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

(c)           The Rights Agent shall keep a register (the “CVR Register”) for the purposes of identifying the Holders of CVRs, and registering the CVRs and Permitted Transfers of CVRs as herein provided.

(d)            Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the Holder Representative or other duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other transfer tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(e)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4            Payment Procedure: Fiscal Year 2016

(a)            Parent shall provide to the Rights Agent and the Holder Representative, as soon as is reasonably practicable, but not later than 28 February 2017 (the “Fiscal Year 2016 Outside Date”) a certificate signed by the chief executive officer or chief financial officer of the Parent setting forth the Gross Sales for the Fiscal Year 2016 (the “2016 Sales Notice”). If the 2016 Sales Notice shows at least $15,000,000 in Gross Sales (the “2016 Minimum Sales Target”), then upon delivery of the 2016 Sales Notice reflecting that the 2016 Minimum Sales Target is met, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “First CVR Payment Compliance Certificate”), certifying that the Holders are collectively entitled to receive the “CVR 2016 Payment Amount” which shall be an amount equal to:

(i)             in the event that Gross Sales in the Fiscal Year 2016 equal or exceed $15,000,000 but are less than $16,500,000, the sum of $1,425,000, payable in cash to the CVR Fund; (ii) in the event that such Gross Sales equal or exceed $16,500,000 but are less than $18,000,000, the sum of $1,900,000 payable in cash to the CVR Fund; (iii) in the event that such Gross Sales equal or exceed $18,000,000, the sum of $2,375,000, payable in cash to the CVR Fund (any amounts in (ii) and (iii) to take into account payments previously made).

(b)            If the 2016 Minimum Sales Target is not met as shown in the 2016 Sales Notice then as soon as is reasonably practicable, but no later than the 2016 Outside Date, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “First CVR Payment Non-Compliance Certificate”), certifying that the 2016 Minimum Sales Target was not met during the Fiscal Year 2016, and as a result the Holders are not entitled to receive any CVR 2016 Payment Amount.

Section 2.5            Payment Procedure: Fiscal Year 2017

(a)            Parent shall provide to the Rights Agent and the Holder Representative, as soon as is reasonably practicable, but not later than 28 February 2018 (the “2017 Outside Date”) a certificate signed by the chief executive officer or chief financial officer of Parent setting forth the Gross Sales for the Fiscal Year 2017 (the “2017 Sales Notice”). If the 2017 Sales Notice shows at least $26,000,000 in Gross Sales (the “2017 Minimum Sales Target”), then upon delivery of the 2017 Sales Notice reflecting that the 2017 Minimum Sales Target is met, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “Second CVR Payment Compliance Certificate”, certifying that the Holders are collectively entitled to receive the “CVR 2017 Payment Amount” which shall be an amount equal to:

(i)             in the event that Gross Sales in the Fiscal Year 2017 equal or exceed $26,000,000 but are less than $28,600,000, the sum of $2,375,000, payable in cash to the CVR Fund; (ii) in the event that such Gross Sales equal or exceed $28,600,000 but are less than $31,200,000, the sum of $2,850,000 payable in cash to the CVR Fund; (iii) in the event that such Gross Sales equal or exceed $31,200,000, the sum of $3,325,000, payable in cash to the CVR Fund (any amounts in (ii) and (iii) to take into account payments previously made in respect of Fiscal Year 2017).

(b)            If the 2017 Minimum Sales Target is not met as shown in the 2017 Sales Notice then as soon as is reasonably practicable, but no later than the 2017 Outside Date, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “Second CVR Payment Non-Compliance Certificate” certifying that the 2017 Minimum Sales Target was not met during the Fiscal Year 2017, and as a result the Holders are not entitled to receive any CVR 2017 Payment Amount.

Section 2.6            Review

(a)            Except as otherwise requested by any Holder, the Rights Agent shall promptly (and in no event later than five Business Days after receipt of each Compliance Certificate and Non-Compliance Certificate) send each Holder and the Holder Representative a copy of such Compliance Certificate or Non-Compliance Certificate, as applicable, at such person’s registered address. In addition, upon the request of any Holder or the Holder Representative, the Rights Agent shall promptly (and in no event later than five Business Days after such request) send such person a copy of any Sales Notice delivered by Parent.

(b)           From and after the delivery of the applicable Sales Notice to the Holder Representative, and until the related CVR Payment Amount (or determination that no such CVR Payment Amount is due) is finally determined, upon reasonable advance written notice from the Holder Representative, Parent shall permit the Holder Representative and its agents (and, if applicable, the Independent Accountant) to have access at such reasonable times as are agreed with the Parent (which such times shall in any event be during normal business hours and to which Parent’s agreement shall not be unreasonably withheld or delayed) to the books and records of Parent, the Surviving Company and their Affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Gross Sales calculations set forth in the most recently delivered Sales Notice and the figures underlying such calculations to the extent such calculations have not become conclusive and binding on the Rights Agent and the Holders in accordance with this Section 2.6; provided that (x) the Holder Representative (and, if applicable, the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent, the Surviving Company or their Affiliates to be furnished pursuant to this Section 2.6(b) and (y) such access does not interfere with the conduct of the business of Parent, the Surviving Company or any of their Affiliates in any material respect.

(c)            In the event the Holder Representative disputes any calculation of Gross Sales in the most recently delivered Sales Notice, within 45 days after delivery by Parent to the Holder Representative of such Sales Notice in accordance with Section 2.4 or Section 2.5, as applicable, the Holder Representative shall provide Parent with written notice (a “Notice of Objection”) of such dispute in reasonable detail, together with supporting documentation (the items so disputed, the “Disputed Items”. If the Holder Representative shall fail to provide a Dispute Notice to Parent within such 45-day period, the calculations set forth in the applicable Sales Notice, and any CVR Payment Amount determined therefrom, shall become conclusive and binding on the Rights Agent and the Holders upon the expiration of such 45-day period. If the Holder Representative delivers a Dispute Notice within such 45-day period, all calculations and items set forth in the applicable Sales Notice other than the Disputed Items (including any CVR Payment Amount or portion thereof determined therefrom) shall become conclusive and binding on Parent, the Rights Agent and the Holders.

(d)            In the event the Holder Representative agrees with the calculation of Gross Sales in the most recently delivered Sales Notice, the Holder Representative may so notify Parent in writing (a “Notice of Agreement”), whereupon the calculations set forth in the applicable Sales Notice, and any CVR Payment Amount determined therefrom, shall become conclusive and binding on the Rights Agent and the Holders.

(e)           For ten Business Days following the delivery of a Notice of Objection, Parent and the Holder Representative shall attempt in good faith to resolve the Disputed Items. To the extent the parties fail to resolve such Disputed Items within such ten-Business Day period, the parties shall submit the unresolved Disputed Items to the Independent Accountant for final determination. The Independent Accountant shall deliver to Parent and the Holder Representative, as promptly as practicable (and in any event within 30 days), a report setting forth the Independent Accountant’s determination with respect to each of such Disputed Items. The Independent Accountant shall only decide the specific items under dispute by the parties and the Independent Accountant’s determination with respect to each Disputed Item shall be no more favorable to Parent than as reflected in the applicable Sales Notice and no more favorable to the Holders than as reflected in the applicable Notice of Objection. The determination of the Independent Accountant with respect to the Disputed Items shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, and the amount of any CVR Payment Amount to which such Disputed Items relate (the “Disputed CVR Payment Amount”) shall be finally determined based upon such determination of the Disputed Items and the other items forming the basis therefor, if any, that were not Disputed Items.  The fees and expenses charged by the Independent Accountant shall be borne by Holders, on the one hand (but only to the extent of the CVR Payment Amount determined to be due them), and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Holder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Holder Representative and Parent. By way of example, if Parent’s calculations of the Disputed CVR Payment Amount is $1,000 and the Holder Representative’s calculation of the Disputed CVR Payment Amount is $2,000 (resulting in a difference of $1,000) and the determination of the Independent Accountant is $1,700, then 70% of the fees and expenses of the Independent Accountant shall be borne by Parent and 30% of the fees and expenses of the Independent Accountant shall be borne by the Holders. Any such fees and expenses to be borne by the Holders shall be paid by Parent and Parent shall be entitled to deduct an equal amount from the CVR Payment Amount to the extent thereof. To the extent there is no offset of a CVR Payment Amount available to cover the expenses that would otherwise be borne by the Holders, then Parent shall pay any such fees and expenses of the Independent Accountant that would otherwise have been borne by the Holders.

(f)            Parent shall promptly furnish to the Rights Agent and the Holder Representative all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or the Holder Representative may reasonably request in connection with the determination of the CVR Payment Amounts. The Rights Agent shall forward any information and documentation it receives to the Holder Representative.

Section 2.7            Satisfaction of Amounts

(a)            Promptly upon (and no later than five days after) the final determination of a CVR Payment Amount or any portion thereof (including the portion of any proposed CVR Payment Amount that becomes final while Disputed Items are still being resolved), whether by the failure of the Holder Representative to deliver a Notice of Objection with respect thereto within the time permitted, or by the delivery by the Holder Representative of a Notice of Agreement with respect thereto, or by agreement between Parent and the Holder Representative, or by the determination of the Independent Accountant, the Holder Representative and Parent shall jointly give written notice to the Rights Agent of such final determination and the amount, if any, of the CVR Payment Amount that has become payable as a result thereof.  The date on which such notice is given to the Rights Agent is referred to herein as the “CVR Record Date” with respect to the CVR Payment Amount so finally determined.  If after the existence or nonexistence and amounts of all of the CVR Payments or portions thereof have been finally determined and the CVR Record Date with respect thereto has occurred, there remain outstanding any Parent Warrants, there shall also be a CVR Record Date on each December 31 thereafter on which any Parent Warrants remain outstanding and on the first day on which no Parent Warrants remain outstanding (each such subsequent CVR Record Date being referred to as a “Post-Determination CVR Record Date”).

(b)            Within ten (10) Business Days after each CVR Record Date other than a Post-Determination CVR Record Date, Parent shall transfer an amount equal to the applicable CVR Payment Amount less any amounts withheld pursuant to Section 2.8 to the CVR Fund.

(c)            Within five (5) Business Days after the transfer of the applicable CVR Payment Amount, less amounts withheld, to the CVR Fund (a “CVR Payment Date,” which term shall also include the date of any Distribution pursuant to subsection (d) below, the Rights Agent shall pay each Holder of record of the CVRs as of the applicable CVR Record Date an amount equal to (i) the Pro Rata 2016 CVR Payment or the Pro Rata 2017 CVR Payment, as applicable, multiplied by (ii) the number of CVRs held by such Holder as of the applicable CVR Record Date, less any amounts withheld with respect to such Holder’s CVR’s pursuant to Section 2.8 (any payment to the Holders from the CVR Fund, a “Distribution”).  Any amounts transferred to the CVR Fund that are not used for such Distributions shall be retained in the CVR Fund for subsequent Distributions with respect to CVRs issued after the applicable CVR Record Date pursuant to the exercise of Parent Warrants, or Distributions with respect to all issued CVRs upon reallocation of amounts that would otherwise have been payable to CVRs reserved for issuance upon the exercise of Parent Warrants that expire or otherwise terminate unexercised. The Rights Agent shall provide prompt reports to the Holder Representative detailing all amounts distributed by the Rights Agent.

(d)           Promptly after each CVR Record Date, including each Post-Determination CVR Record Date, the Rights Agent shall recalculate the Pro Rata 2016 CVR Payment and the Pro Rata 2017 CVR Payment, as applicable, taking into account any exercises, expirations or other terminations of Parent Warrants during the period between such CVR Record Date and the preceding CVR Record Date, and shall promptly notify the Holder Representative regarding the details of each such recalculation.  If during such period additional CVRs have been issued pursuant to the exercise of Parent Warrants, the Distributions with respect to such CVR Record Date shall include Distributions to the holders of such newly issued CVRs.  If during such period the Pro Rata 2016 CVR Payment or Pro Rata 2017 CVR Payment shall have increased from the amounts previously distributed to the Holders by reason of the expiration or other termination of Parent Warrants during such period, the Distributions with respect to such CVR Record Date shall include additional Distributions of such increased amounts to all Holders; provided, that the Rights Agent need not make any such additional Distribution to any particular Holder prior to the final CVR Payment Date until all additional Distributions payable to such Holder pursuant to this provision total $1.00 or more.  Subject to the foregoing proviso, all Distributions to Holders pursuant to this subsection (d) shall be made within five (5) Business Days after the applicable CVR Record Date.

(e)            The Rights Agent shall pay the Distributions to the Holders (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the applicable CVR Record Date, or, (ii) with respect to Holders that are due CVR Payment Amounts in excess of $10,000 who have provided the Rights Agent with wire transfer instructions in writing and authorized the Rights Agent to deduct the costs of such wire transfer from the Distribution otherwise payable to them, by wire transfer of immediately available funds to such account.

Section 2.8            Witholding.

(a)            Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld from, each CVR Payment Amount otherwise payable pursuant to this Agreement such amounts as: (i) Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax Law; and (ii) any amount due from the Holders to the Parent under the terms of the Merger Agreement.

(b)            To the extent that amounts are so withheld pursuant to (a) above are paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.9            No Voting, Dividends Or Interest; No Equity Or Ownership Interest In Parent.

(a)            The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)           The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective affiliates.

Section 2.10          Ability to Abandon CVR.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by an instrument in writing transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

Section 2.11         Valuation.  Following the signing date of the Agreement and Plan of Merger but prior to the filing of the Proxy Statement/Prospectus (as part of the Registration Statement) , Parent and the Company shall work together in good faith to determine the value of each CVR at the Effective Time (the “Agreed Valuation”) and the parties shall report the federal, state and local income and other Tax consequences related to the issuance and satisfaction of the CVRs in a manner consistent with the Agreed Valuation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise, unless otherwise required to do so by applicable Law.  In the event that the Agreed Valuation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.  If there remains any disagreement among the parties at the time of the filing of the Proxy Statement/Prospectus (as part of the Registration Statement) as to the Agreed Valuation, each party shall be permitted to report the federal, state and local income and other Tax consequences related to the issuance and satisfaction of the CVRs using the valuation for each CVR at the Effective Time as such party determines in its own discretion, consistent with applicable law.

ARTICLE III.  THE RIGHTS AGENT

Section 3.1            Certain Duties And Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2            Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)            in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e)            the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f)            the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)           Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(h)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

Section 3.3            Resignation And Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b)            Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)           If the Rights Agent shall resign, be removed or become incapable of acting, Parent, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent which shall be a bank or trust company organized under the laws of the United States or any state thereof that is regularly engaged in the business of providing paying agency or other corporate trust services. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor Rights Agent.

(d)            Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register and to the Holder Representative. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

Section 3.4            Acceptance of Appointment By Successor.  Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV. COVENANTS

Section 4.1            List of Holders.  Parent shall furnish or cause to be furnished to the Rights Agent (with a copy of to the Holder Representative) in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders and the number of CVRs which are held by them within 20 Business Days of the Effective Time, and also furnish to the Rights Agent the number of CVRs that were subject immediately after the Effective Time to issuance upon the exercise of Parent Warrants immediately after the Effective Time.  Parent shall also identify to the Rights Agent (with a copy to the Holder Representative) any of such Holders whose shares of Common Stock are Dissenting Shares, and from time to time notify the Rights Agent and the Holder Representative as to any change in the status of such shares; and for so long as the shares of Common Stock for which such Holder’s CVRs were to be issued pursuant to the Merger Agreement continue to be Dissenting Shares, then the corresponding CVRs shall not be deemed to have been issued.  Upon the issuance of any additional  CVRs pursuant to the exercise of Parent Warrants, Parent shall promptly notify the Rights Agent and the Holder Representative thereof and provide to the Rights Agent and the Holder Representative the names and addresses of the Holders of such additional CVRs and the respective numbers of CVRs acquired by them pursuant to such exercise.  Upon the expiration or termination of any Parent Warrants, Parent shall promptly notify the Rights Agent and the Holder Representative thereof and of the number of CVRs that were subject to such expired or terminated Parent Warrants and are therefore no longer to be included in the calculation of the Pro Rata 2016 CVR Payment or the Pro Rata 2017 CVR Payment.  The Rights Agent may rely upon all such information in establishing and maintaining the CVR Register.

Section 4.2            Payment of CVR Payment Amount.  If a Holder is entitled to payment pursuant to the terms of this Agreement, Parent will, as and when required by Section 2.7, deposit with the Rights Agent, for payments to each Holder in accordance with Section 2.7 and in accordance with the terms of this Agreement, the aggregate amount necessary to pay the applicable CVR Payment Amount to all Holders.

Section 4.3            Ownership of Products.  If at any time, through 2017 Parent or one or more of its Affiliates (including the Second Surviving Corporation) shall dispose of all ownership rights in Gelclair and Oravig held by the Company immediately prior to the Effective Time, (subject only to (i) licensing thereof to Permitted Sellers in the ordinary course of business consistent with the Company’s past practices prior to the Effective Time and (ii) any Permitted Encumbrances) then to the extent that any amounts have not previously been paid to the Rights Agent in respect of Fiscal Year 2016 or Fiscal Year 2017 the full amount of the Pro Rata 2016 CVR Payment and the Pro Rata 2017 CVR Payment shall be paid being the maximum amount of $5,700,000.

Section 4.4            Board Observation Rights.  Until this Agreement terminates pursuant to Section 6.11 hereof, Parent shall invite and allow a representative designated by the Holder Representative (the “Observer”) to attend all meetings of its Board of Directors (whether in person, telephonic or other) in a nonvoting observer capacity and shall give such representative copies of all notices, minutes, consents and other materials (including, but not limited to, financial reports and data) that it provides to its directors, provided that the Observer complies with reasonable confidentiality provisions and requirements under the AIM Rules.

ARTICLE V. AMENDMENTS

Section 5.1            Amendments Without Consent of Holders.

(a)            Without the consent of any Holders, the Holder Representative or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)             to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein; or

(ii)            to evidence the termination of the Rights Agent and the succession of another Person as a successor Rights Agent and the assumption by any successor of the obligations of the Rights Agent herein.

(b)            Without the consent of any Holders or the Holder Representative, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)             to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not adversely affect the interests of the Holders;

(v)            to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement pursuant to the terms of this Agreement or to transfer such CVRs to Parent pursuant to Section 2.10; or

(vi)           any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register and to the Holder Representative, setting forth in general terms the substance of such amendment.

Section 5.2            Amendments With Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interest of the Holders.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register and to the Holder Representative, setting forth in general terms the substance of such amendment.

Section 5.3            Execution of Amendments.  In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4            Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI. OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1            Notices To Rights Agent And Parent.  Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, sent by electronic mail or other electronic transmission, sent by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of delivery), addressed as follows:

(a)            if to the Rights Agent, addressed to it at:

[●]
[●]
[●]

or at any other address previously furnished in writing to the Holder Representative and Parent by the Rights Agent; or

(b)            if to Parent, addressed to it at the address set forth for it in the Merger Agreement or at any other address previously furnished in writing to the Rights Agent and the Holder Representative by Parent.

Section 6.2            Notice To Holders And Holder Representative.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where this Agreement provides for notice to the Holder Representative, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holder Representative, at the address set forth for the Holder Representative in the Merger Agreement, or at any other address previously furnished in writing to Parent and the Rights Agent by Holder Representative, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders or to the Holder Representative.

Section 6.3            Successors and Assigns.  Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned subsidiaries of Parent provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; and Parent or any such subsidiary may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to any Person who acquires substantially all of the business of Parent and its subsidiaries and who agree to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any such assignment, Parent  shall agree to remain liable for the performance by each assignee of all obligations of Parent hereunder. Upon any such assignment, all references in this Agreement to Parent shall include such assignee. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each such assignee, and this Agreement shall not restrict Parent’s, any such assignee’s or any of their respective successor’s ability to merge or consolidate so long as the surviving entity remains responsible for the obligations of Parent, such assignee or such successors. Each of Parent’s successors and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent and the Holder Representative, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent, but the Rights Agent’s rights and duties hereunder shall devolve upon any successor Rights Agent appointed in accordance herewith.

Section 6.4            Non-Interference with Business Operations.  For purposes of this Section 6.4 only, the term “Company” shall mean the Company, Surviving Corporation and the Surviving Company, as applicable. Parent shall use commercially reasonable efforts (and cause the Company to use commercially reasonable efforts) to maximize Gross Sales during 2016 and 2017 on the same basis as it would do so were it not obligated to make payments of CVR Payment Amounts hereunder.  Notwithstanding the foregoing, but consistent with Parent’s foregoing undertaking as to commercially reasonable efforts, nothing contained herein shall limit Parent’s discretion  in good faith to operate the Company in the same manner as it would had it not entered into this Agreement, including but not limited to full discretion as to (i) the determination of pricing of products, (ii) the acceptance or rejection of any product sales or orders, (iii) the determination to discontinue the business or certain product lines (other than Gelclair and Oravig), or to incorporate the activities of such business or product line into the Parent or its affiliates, (iv) all decisions concerning production, marketing, sales, licensing, capital expenditures, expenses and related matters respecting the operations of the Company and its business, or any part thereof, and (v) all decisions pertaining to personnel, staffing and other resources of the Company.

Section 6.5            Benefits of Agreement.  Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.  Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.6            Governing Law; Jurisdiction.

(a)            This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

(b)            Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c)            Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.6 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 6.7            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.8            Legal Holidays.  In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

Section 6.9            Severability Clause.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.10          Counterparts.  This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 6.11          Termination.  This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the Distribution to the Holders of all potential CVR Payment Amounts required to be paid under the terms of this Agreement and (b) the final determination in accordance with this Agreement, following delivery and approval of Non-Compliance Certificates relating to both CVR Payment Amounts, that no CVR Payment Amount is, or can ever be, payable under of this Agreement.

Section 6.12         Entire Agreement.  This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

MIDATECH PHARMA PLC

By:
Name:
Title:

DARA BIOSCIENCES, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Holder Representative

By:
Name:
Title: